Exhibit 4.11

Power of Attorney Re Shareholder’s Rights of

Xizang Qiming Music Co., Ltd.

Beijing Zhizheng Music Culture Co., Ltd. (the “Company”), with the uniform social credit code No. 91110108MA01TUGH9H, holding 100% of the equity interest in Xizang Qiming Music Co., Ltd. (the “Xizang Qiming”) as of the date of this Power of Attorney (representing RMB 10,000,000 registered capital of Xizang Qiming), hereby irrevocably authorizes Tencent Music (Beijing) Co., Ltd. (the “WFOE”) to exercise the following rights with respect to the existing and future equity interests held by the Company in Xizang Qiming (the “Owned Equity Interest”) during the effective term of this Power of Attorney:

Authorizing WFOE as the sole and exclusive proxy of the Company, to exercise, including without limitation, the following rights on the Company’s behalf with full authority with respect to the Owned Equity Interest: 1) to attend the shareholders’ meetings of Xizang Qiming; 2) to exercise all shareholder’s rights and shareholder’s voting rights which the Company is entitled with under the laws and the articles of association of Xizang Qiming, including without limitation, rights to sell, transfer, pledge or otherwise dispose of all or any part of the Owned Equity Interest; and 3) as the Company’s authorized representative, to appoint and elect the legal representative, directors, supervisors, managers and other senior management of Xizang Qiming.

WFOE shall be authorized to execute, on the Company’s behalf, any and all agreements to which the company shall be a party as specified in the Exclusive Option Agreement entered into as of March 10, 2021 by and among the Company, WFOE and Xizang Qiming, the Equity Interest Pledge Agreement entered into as of March 10, 2021 by and among the Company, WFOE and Xizang Qiming, and the Loan Agreement entered into as of March 10, 2021 by and between the Company and WFOE (together with any amendments, revisions or restatements, the “Transaction Documents”), and duly perform the Transaction Documents. The authority granted under this Power of Attorney shall not be limited by the exercise of such right in any way.

Any act conducted or any documents executed by WFOE with respect to the Owned Equity Interest shall be deemed conducted or executed by the Company which the Company shall acknowledge.

WFOE shall be entitled to assign the authority to any other individual or entity for conducting the abovementioned matters without the necessity to inform the Company or obtain the Company’s prior consent. WFOE shall appoint a Chinese citizen to exercise the abovementioned rights as required by the PRC laws (if any).

As long as the Company is a shareholder of Xizang Qiming, this Power of Attorney shall be irrevocable and remain valid and effective from the date of this Power of Attorney.

During the effective term of this Power of Attorney, the Company hereby waive all rights in connection with the Owned Equity Interest that have been granted to WFOE under this Power of Attorney, and will refrain from exercising such rights on its own.

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This Page is the signature page to the Power of Attorney

Beijing Zhizheng Music Culture Co., Ltd.

[Company Chop is affixed]

/s/ Beijing Zhizheng Music Culture Co., Ltd.

March 10, 2021

Accepted by:

Tencent Music (Beijing) Co., Ltd.

[Company Chop is affixed]

/s/ Tencent Music (Beijing) Co., Ltd.

Acknowledged by:

Xizang Qiming Music Co., Ltd.

[Company Chop is affixed]

/s/ Xizang Qiming Music Co., Ltd.

Signature Page of Power of Attorney Re Shareholder’s Rights of Xizang Qiming Music Co., Ltd between Tencent Music (Beijing) Co., Ltd. and Beijing Zhizheng Music Culture Co., Ltd.